Exhibit 10.1
JILINGONGZHULING RURAL COOPERATIVE BANK

LOAN AGREEMENT

JILINGONGZHULING RURAL COOPERATIVE BANK LOAN AGREEMENT

Agreement No.：20130227001025

Borrower (Party A) : Jilin Hengchang Agricultural Development Co., Ltd.
Domicile：national Agricultural Technology Park, Gongzhuling City.
Post code：136100
Legal representative (Person in charge):Wei Yushan

Lender (Party B): Jilin Gongzhuling Rural Cooperative Bank Nanweizi Branch
Domicile: Nanweizi Street, Gongzhuling City      Post code：136102
Legal representative (Person in charge)：Liu Haibo
Fax:           Telephone: 6351318

In according to Party A’s loan application, Party A and Party B entered into agreement related to the loan matters in accordance to the relevant laws and regulations of “Contract Law of the People’s Republic of China”, “General Rules on Loans”, “RMB Interest Rate Regulations”, and “Jilin Province Rural Credit Union Loan Management Trail Guidance” on the basis of equality, voluntarily, fairness, honesty and trust:

Article 1 Loan Amount

Party B will release loan in the amount of RMB(in capital letter) of FOURTY  million.

Article 2 Use of the Loan Proceeds

The borrowing purpose of Party A under this agreement should be operating working capital. Party A cannot change the purpose of the use of proceed without Party B’s written agreement.

Article 3 Loan Period

2.1 The effective period of the loan is eight months,  from February 27, 2013 to September 30, 2013. If the beginning date of the loan period under this agreement is different from the loan voucher or loan receipt, the actual loan released date shown on the loan voucher or loan receipt of the first borrowing should be used, the loan due date should be adjusted in accordance to the first part of this Article.

Loan voucher or loan receipt is part of this agreement and carries the same legal effectiveness as this agreement.

Article 4 Interest Rate of the Loan , Default Interest Rate, Interest Calculation and Interest Settlement

4.1 Interest Rate of the Loan

The interest rate of each single borrowing herein is the annual interest rate, following the __1st_category below:

(1) Fixed rate, means the interest rate on the value date __50__ (plus/~~minus~~) ___ %, the interest rate stays unchanged within the effective period of the loan.

(2) Floating rate, means the benchmark interest rate on the value date plus__(plus/minus) %, within the effective period of the credit line, the benchmark interest rate will be adjusted in accordance to the national interest rate adjustments, the floating rate stays unchanged.

4.2  Default Interest Rate

The default interest rate of each single borrowing is stipulated under this agreement as follows:

4.2.1 When Party A fails to use the loan as specified in this Agreement, the default interest rate shall be 100% higher than the interest rate of the loan. Where the interest rate of the loan is adjusted according to the second paragraph of the first clause of this Article, the default interest rate shall be adjusted accordingly based on adjusted interest rate and floating margin.

4.2.2 The default interest rate for overdue payment under this agreement is 50% higher than the interest rate of the loan. Where the interest rate of the loan is adjusted according to the second paragraph of the first clause of this Article, the default interest rate shall be adjusted accordingly based on adjusted interest rate and floating margin.

4.2.3 When the repayment is overdue and misappropriations of the loan occur at the same time, the default interest and compound interest shall be charged using the higher rate.

4.3 Interest calculation

The interest starting date under this article means the actual loan released date written on the loan voucher or loan receipt for the first loan release under this agreement. When the loan is first released under this agreement, the base interest rate hereof refers to the interest rate of the loan of the same level in corresponding period announced by the People’s Bank of China as the value date. If the People’s Bank of China does not announce the interest rate of the loan, the base interest rate refers to the interest rate of the loan acknowledged by the peer banks during the same day or the interest rate of the loan with the same level in corresponding period unless otherwise provided for by this Agreement. The loan interest is calculated on a daily basis, the daily interest rate=annual interest rate/360. If the Party A does not pay the interest at the interest settlement date stipulated in this Agreement, Party A shall be charged compound interest from the day following the interest settlement date.

4.4 Interest settlement

4.4.1 To settle the loan with the fixed interest rate, its interest shall be calculated as the agreed interest rate. To settle the loan with floating interest rate, its interest shall be calculated as the determined multi-stage rate. When there is several floating interests within a single stage, interest of different floating period shall be calculated first, all interests shall be settled by adding different period of interests together at the settlement date.

4.4.2The 1st method shall be used to settle the interest of the loan under this Agreement:

1. Settle the interest on a monthly basis. The settlement date is fixed to be the 20th day of each month;

2. Settle the interest on a quarterly basis. The settlement date is fixed to be the 20th day of the last month of each quarter;

3. Interest is paid along with the principal, the settlement date is the due date;

4. Other methods______________________________________________________________________________

Article 5 Release and Use of the Loan

Prerequisites of releasing the loan

Unless Party B has given up the conditions, Party B only has the obligation to release the loan when following conditions have been continuously met:

(1) Party A has gone through the relevant permit, registration, delivery, insurance and other legal procedures required by the loan under this Agreement.

(2) When the guarantee is required by this Agreement, the guarantee that meets Party B’s requirement has been effective and continuously valid.

(3) Party A has opened a bank account for drawing money and repayment as per Party B’s requirement.

(4) Party A does not have any breach of Agreement behaviors stated in this agreement, or any situations that may possibly damage Party B’s claims as specified in this agreement.

(5) The release of loan under this Agreement by Party B shall not be forbidden or restricted by any laws, rules and regulations nor any authoritative departments.

(6) Other conditions ________________________________________________________________________________________

Plan for use of proceed: Party A should use the proceed in according to the first method listed below, without Party B’s written consent, Party A shall not make early withdraws, or , delay or cancel withdraw the loan

5.1 Plan for use of proceed is as follows:

(1) February 27, 2013, amount: 40,000,000 RMB.

5.2  Plan for use of proceed is as follows:

Party A withdraw the loan amounts in tranches, the loan due date is still made in accordance with Article III of this agreement.

Article 6 Repayment

Repayment principal: Interest should be repaid first then the loan principal should be repaid second, interest should be settled periodically, interest should be paid off with the principal.

Repayment order: Party A should make repayments in according to the follow order.

6.1 Party A’s repayment should be used to repay PartyA’s expenses advanced by Party B and the expenses incurred by Party B for making this loan.

6.2 The remaining repayment shall be used for repaying the interest at first and then for repaying the principal and the loan shall be paid off with the principal and interests at the due date. But for the loan whose principle and interest is 90 days overdue or loans that have been otherwise stipulated by law, rules and regulations, Party A shall repay the principal first and then interest later.

Method of repayment

Before the repayment date specified in this Agreement, Party A shall open an account at Party B and deposit sufficient amount of the current period at this newly opened account or account for recovery of funds to have Party B automatically deduct the debt (Party B is also entitled to transfer the amount from this account to repay the loan) or Party A can repay the loan with cash.

Repayment plan

6.2.1 Interest settlement

6.2.1.1 Party A shall pay the interest due the day after the interest settlement date (21st) to Party B. The first date of settling interest is the day after the first settlement date (21st) after the loan is released.

6.2.1.2 The principal and interest shall be all cleared at the last repayment.

6.2.2 Principal repayment

Party A shall use the following 1st method to settle the principal for the loan  :

(1) September 30, 2013, amount: 40,000,000 RMB.

Article 7 Rights and Obligations of Party A

7.1 Party A is entitled to request Party B to release the loan B as specified in this Agreement.

7.2 Party A is entitled to use the loan for the purpose specified in this Agreement.

7.3 Party A is entitled to request Party B to keep confidential for the financial materials and secrets of business production and management provided by Party A to Party B, except that is required by the law or regulations, by the competent authoritative departments or otherwise stipulated by both parties.

7.4 Party A has the right to refuse Party B or the staff of Party’s behavior of asking for bribery and the right to refuse the fees requested by Party B that violated the related regulations; Party A can report to relevant bureaus.

7.5 Party A shall make withdrawals in accordance with this Agreement and repay the loan in accordance with the full amount of principal and interest, and shall undertake fees agreed in the Agreement.

7.6 Party A shall provide financial and accounting information, information on the production and operation status and related transactions in accordance with the requirements of Party B, and is responsible for the authenticity, integrity and validity of the information provided. Party A shall not provide false materials or shall not conceal material operating and financial facts, and be ready to accept the supervision and inspection of Party B at any time.

7.7 Party A shall notify Party B within seven days with written notice when changes occur in residence, company name,  legal representative, or significant changes occur in other high-level management personnel.

7.8 Party A shall not withdraw the funds or transfer the assets or use related transactions to escape the debt to Party B, and shall not apply to Party B for discounting or pledge or falsely take funds or credit with fake agreements, notes receivables or accounts receivables or other claims without actual trade backgrounds.
7.9 Party A shall not provide guarantee with the assets due to the loan under this Agreement to any third party before repaying all principal and interest of Party B or before getting the consent of Party B.

7.10 If Party A is a group client, it shall timely report Party B the related transaction , whose transaction amount accounts for more than 10% of its net assets, including (1) relationship with each related parties, (2) transacted items and the nature of the transaction, (3) transacted amount or corresponding proportion, (4) pricing policy (including the transaction with no amount or only nominal amount)

Article 8 Rights and Obligations of Party B

8.1 Party B is entitled to request Party A to repay the principal, interest and expenses on schedule.

8.2 Party B is entitled to monitor Party A’s financial condition, production, operation, and related party transactions and has the right to review Party A’s accounting information and information related to production and operation at any time.

8.3 In regards to Party A’s entire payable amount stipulated in this agreement, Party B has the right transfer the amount from Party A’s accounts at any operating branch of Jinlin Province Rural Credit Union, and Party B does not need to inform Party A in advance.

8.4 When Party A incurs the condition of delay on loan interest or principal repayment or other non-compliance situations, Party B has the right to report the condition to relevant bureaus or entities and Party B also has the right to make public collection effort through news media.

8.5 Party B shall release the loan as the agreed amount in this Agreement. The delay caused by Party A or other reasons that are not attributable to Party B is an exception.

8.6 Party B shall keep confidential for the financial materials and secrets of business production and management provided by Party A, except that is required by the law or regulations, by the competent authoritative departments or otherwise stipulated by both parties.

Article 9 Liability for Breach and Remedial Measures under Critical Situation that Hazards Party B’s Creditor Rights

Situation that may hazard the creditor’s rights of Party B

9.1 Any precondition for granting the loan agreed hereof is not met continuously.

9.2 Party B will consider that its creditor’s rights are hazarded if one of the following circumstances occurs: Party A conducts contracting, trusteeship(takeover), leasing, joint-stock reform, reduction of registered capital, investment, joint operation, merger, acquisition, restructuring, division, joint ventures, application of (being ordered for) suspending business for rectification, application for dissolution, being revoked, (be) filed for bankruptcy, changes in the controlling shareholder / actual controlling person or significant transfer of assets, discontinued, out of business, being imposed by authorities with heavy fines, cancellation of registration, revocation of business license, being involved in significant legal disputes, serious difficulties occurred in the production and operation or deterioration of the financial condition, legal representative or the person in charge cannot properly perform their duties.

9.4 Party A’s shareholders abuse of corporate separate legal person status and shareholders’ limited liability and escape liabilities or conduct other behaviors that Party B may consider hazard its creditor’s rights.

9.5 Party B considers that its creditor’s rights are hazarded hereof if one of the following circumstances related to the guarantor occurs:

9.5.1 Violates any term or statements of the guarantor agreement and the guaranteed items have any false statement , mistakes, or omission.

9.5.2 Conducts contracting, trusteeship(takeover), leasing, joint-stock reform, reduction of registered capital, investment, joint operation, merger, acquisition, restructuring, division, joint ventures, application of (being ordered for) suspending business for rectification, application for dissolution, being revoked, (be) filed for bankruptcy, changes in the controlling shareholder / actual controlling person or significant transfer of assets, discontinued, out of business, being imposed by authorities with heavy fines, cancellation of registration, revocation of business license, being involved in significant legal disputes, serious difficulties occurred in the production and operation or deterioration of the financial condition, legal representative or the person in charge cannot properly perform their duties.

9.5.3 Other circumstances that guarantor loses or might lose its guarantor capacity.

9.6 When the Collateral or pledge has the following situation, Party B consider it might damage the creditor’s rights under this agreement:

9.6.1 Third party behavior, the State’s collection, expropriation, confiscation ,non compensated collection, demolition, change in the market or any other reasons that lead to the collateral or pledged assets’ damage, destroy or reduction in value.

9.6.2 The collateral or pledged assets are sequestrated, frozen, deducted, put a lien against, auctioned or monitored and managed by the regulatory authority or disputed over ownership.

9.6.3 The mortgagor or ledgers violated any terms or statement in the collateral agreement or pledge agreement, the guaranteed statements have any false statement, misstatement or omission.

9.6.4 Other circumstances that might damage Party B’s right to obtain collateral or pledged assets.

9.7 When the guarantee is not held, not effective, invalidated, cancelled or released,  the guarantor defaults or expressly statement or show with his/her behavior that he/she will not honor the guarantee obligations or guarantor partially or completely loses his/her ability to provide security, there is a reduction in the value of collateral or other circumstances, Party B considers  that may damage the creditor’s right under this agreement.

9.8 Other conditions that Party B considers might damage the creditor’s right under this agreement.

Remedial Measurement of Party B

Party B is entitled to exercise one or more rights as follows if any of the circumstances described above occurs:

(1) Stop releasing the loan；

(2) Announce the loan is due immediately and request Party A to immediately repay all principal, interest and expenses due or undue under this Agreement;

(3) Party A fails to use the loan for the purpose specified in this Agreement, the interest and compound interest for the misused loan shall be calculated based on the interest rate of default in the way of interest settlement as specified in this Agreement from the date of using the loan to the date that all principal and interests are settled.

(4) For the principal and interest overdue (including partial or total principal and interest announced by Party B to be due in advance), from the date of overdue to the date that principal and interest have been cleared, the interest and compound interest of the loan shall be charged based on the interest rate of default in the specified way of settlement in the Agreement.

(5) Party B is entitled to transfer corresponding amount in RMB or other currencies from Party A’s account opened in any of the outlets under the jurisdiction of Jilin Province Rural Credit Union and does not need to notify Party A in advance.

(6) Execute collateral right.

(7) Request Party A to provide new collateral that fits Party B’s requirements under this loan agreement

(8) Terminate the agreement.

Article 10 Other Provisions

10.1 Undertaking the expenses

All the expenses relating to this Agreement and legal service, insurance, evaluation, registration, custodial, appraisal and notary that is related to suretyship under this Agreement shall be borne by Party A, unless otherwise stipulated by the two parties.

All expenses for Party B to take action or arbitration, or other lawful measures necessary to realize its creditor’s rights (including but not limited to legal fees, arbitration fees, property preservation fees, travel expenses, implementation fees, assessment fees, auction fees, notary fees, delivery service fees, announcement fees, lawyer fees, etc.) due to the violation of Party A shall be borne by Party A.

10.2 The Use of Party A’s Information

Party A agrees that Party B can check Party A’s credit status from the People’s Bank of China and credit database established by the credit reporting authorities or relevant organizations or department and agrees Party B to provide Party A’s information to the People’s Bank of China and credit database established by the credit reporting authorities or relevant organizations or departments. Party A agrees that Party B can reasonably  and legally use Party A’s information.

10.3 Effectiveness of Evidence Recorded by Party B

Except that there is reliable, confirmative adverse evidence, the internal accounting records related to principal, interest, fees and repayment records, bills and evidence related to the drawdown, repayment or interest settlement procedures made or kept by Party B, records and evidence that Part B urges Party A to repay the loan, all constitute a valid proof of creditor and debtor relationship between two parties. Party A shall not have discrepancy only because above records, bills, vouchers are kept or made unilaterally by Party B.

10.4 Rights reserved

The rights under this Agreement do not affect or exclude any rights that Party B shall enjoy according to the law and regulations or other contracts. Any extension, toleration, favor to exercise any rights under this Agreement or permit to delay of performance any obligation under this Agreement shall not be deemed as abandon of any rights or benefits under this Agreement or permit or approval of any behaviors of breaching this Agreement, nor limitation, hindrance or impeding to continue exercise its rights or other rights, nor leading that Party B shall undertake obligations and responsibilities to Party A.

10.5 Except liabilities under this Agreement, if Party A has other liabilities due to Party B, Party B is entitled to transfer corresponding amount in RMB or other currencies from Party A’s account opened in any of the outlets under the jurisdiction of Jilin Province Rural Credit Union to pay off any debt due, and Party A agrees not to raise any objection.

10.6 Party A shall withdraw, make interest payment and repay loan and conduct all other business under this Agreement at Party B’s, otherwise, all other results will be borne by Party A.

10.7 Settlement of Disputes

Disputes arising from the performance of this Agreement by Party A and Party B shall be settled by them through negotiations. If negotiations fail in this purpose, method __1___ below shall be used for settlement.

(i) To resort to legal proceedings to settle the disputes at the People’s Court of the place where Party B is located.

(ii) Submit________ Arbitration Committee for arbitration.

During the lawsuit period, the articles not involved in the arbitration under this Agreement shall still be performed.

10.8 Conditions to make the Agreement effective

This Agreement shall become effective after being signed or sealed by the legal representative (Person in Charge) or the authorized representative of Party B and being signed or sealed by the legal representative (Person in Charge) or the authorized representative of Party A.

10.9 This Agreement is made into _three_original copies. Each copy has the same legal effectiveness.

10.10 Other Matters Agreed Upon

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Article 11 Statement Clauses

11.1 Party A clearly understands the business scope and authorization scope of Party B.

11.2 Party A has read all clauses of this Agreement. At Party A’s request, Party B has made corresponding statement on the clauses of this Agreement. Party A has totally understood and fully comprehended the meaning of the Clauses and their legal consequences.

11.3 Party A’s signature and performance the obligations under this Agreement are in conformity to the laws, administrative rules and regulations, and the articles of associations of Party A or internal regulations and have been approved by the authoritative organizations of the company and/or the country.

Borrower（seal）： Jilin Hengchang Agricultural Development Co., Ltd.

Legal representative（responsible person）or authorized agent（signature）：Wei Yushan

February 27, 2013

Lender（seal）：Jilin Gongzhuling Rural Cooperative Bank

Responsible person or authorized agent（signature）：Liu Haibo

February 27, 2013